Exhibit 99.1

Body Central Corp. Announces Compensation Expense Reduction Measures

Jacksonville, FL - May 9, 2014 - Body Central Corp. (Nasdaq: BODY) today announced that it has taken the following measures to reduce compensation expense in fiscal year 2014.

On May 8, 2014, Body Central Corp. (the “Company”) entered into amendments (the “Amendments”) to its employment agreements with Brian Woolf, its Chief Executive Officer, and Thomas W. Stoltz, its Chief Operating Officer, Chief Financial Officer and Treasurer. Among other things, the Amendments provide that each of Mr. Woolf and Mr. Stoltz has agreed to voluntarily forgo certain compensation effective as of the current pay period until January 1, 2015. Pursuant to the Amendments, the salaries of Mr. Woolf and Mr. Stoltz will be reduced to $600,000 and $380,000, from $750,000 and $475,000, respectively. The Amendments provide that each of Mr. Woolf and Mr. Stoltz, if certain conditions are met, will regain the amount of compensation foregone as a result of the Amendments. The conditions include, among other things, a requirement that the Company achieve certain financial performance targets set by the Board of Directors (the “Board”) during the second, third and fourth quarters of the 2014 fiscal year and a requirement that the Company receives an unqualified audit opinion (which does not express doubt about the Company’s ability to continue as a going concern) from its independent auditors for the fiscal year 2014.
As described in our Form 14A filed with the United States Securities and Exchange Commission on April 4, 2014, our Board determined that an amendment to the Company’s director compensation arrangements for the Company’s 2014 fiscal year is reasonable and appropriate:  (i) given that the Company is in the midst of a repositioning and turnaround, (2) after consideration to the current share price, and (3) to ensure the Company has a sufficient number of shares to adequately grant equity awards to key employees throughout the organization.  The changes to the director compensation arrangements are effective as of May 8, 2014.  The material amendments include:  (a) a reduction in the amount of the director’s annual equity grants, from the $50,000 annual equity retainer formerly granted to each director in restricted shares, to an annual equity retainer of 12,500 restricted shares to each director, and (b) a reduction in the amount of the additional annual equity grants to the Chairman of the Board from the $25,000 annual target equity retainer formerly granted in restricted shares, to an annual equity retainer of 6,250 restricted shares.
About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of April 30, 2014, the Company operated 280 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick Lingerie® labels.

CONTACT:

Thomas W. Stoltz
Chief Operating Officer and Chief Financial Officer
904-207-6720
tstoltz@bodyc.com

Exhibit 99.1

Safe Harbor Language

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to generate sufficient cash flows to support operations; (3) our ability to identify and respond to changing fashion trends, customer preferences and other related factors; (4) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (5) our ability to successfully execute marketing initiatives to drive core customers into our stores and to our website; (6) our ability to execute successfully our growth strategy; (7) changes in consumer spending and general economic conditions; (8) changes in Federal and state tax policy on our customers; (9) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (10) our stores achieving sales and operating levels consistent with our expectations; (11) our ability to successfully execute our direct business segment initiatives (12) our dependence on a strong brand image; (13) the ability of our information technology systems to support our business; (14) our ability to successfully integrate new information technology systems to support our business; (15) our dependence upon key executive management or our inability to hire or retain additional personnel; (16) changes in payment terms,; including reduced credit limits and/or requirements to provide advance payments to our vendors;(17) disruptions in our supply chain and distribution facility; (18) disruptions in our operations due to the transition to our new distribution center and corporate office; (19) our reliance upon independent third-party transportation providers for all of our product shipments; (20) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (21) the seasonality of our business; (22) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (23) the impact of governmental laws and regulations and the outcomes of legal proceedings; (24) restrictions imposed by lease obligations on our current and future operations; (25) our maintaining effective internal controls; (26) our ability to protect our trademarks or other intellectual property rights; and (27) the risks and uncertainties of whether any financing, transactional and strategic alternatives will be identified, pursued or consummated by us or will enhance value for our stockholders.